Exhibit 16.1

April 27, 2011

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:       EcoBlu Products, Inc.
EIN: 20-8677788

Commissioners:

We were previously the principal accountants for EcoBlu Products, Inc., and we reported on the financial statements of EcoBlu Products, Inc. as of June 30, 2010 and for the year ended June 30, 2010.  We have not provided any audit services to EcoBlu Products, Inc. since the audit of the June 30, 2010 financial statements.  We did conduct quarterly reviews on the interim financial statements of EcoBlu Products, Inc. through December 31, 2010. Effective April 22, 2011, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated April 27, 2011.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K.  We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado